Exhibit 99

                          [letterhead of Nortek, Inc.]


Richard L. Bready, Chairman
Richard J. Harris, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

                  NORTEK REPORTS STRONG 1ST QUARTER
                          EARNINGS INCREASE

                     NET EARNINGS UP 169 PERCENT
                      EARNINGS PER SHARE DOUBLE

PROVIDENCE, RI, April 22, 1999--Nortek, Inc. (NYSE:NTK), showing growth in sales and earnings in all of the Company's core businesses, today announced first-quarter 1999 diluted per-share earnings of $.29, more than double diluted earnings per share of $.13 for the first quarter of 1998. Nortek is a leading manufacturer and distributor of high-quality building products.

Other financial highlights of the quarter included:

     o Net sales of $406.7 million, compared to $392.5 million reported for the first quarter of 1998. The first quarter of 1999 includes $68.6 million of sales from acquisitions, while the first quarter of 1998 includes $71.4 million of sales from businesses sold.

     o Operating earnings of $27.6 million, a 40.2-percent increase from last year's $19.7 million. As a percent of sales, operating earnings rose to
         6.8 percent compared to 5.0 percent last year.

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     o   EBITDA from  continuing  operations of $40.7  million,  a  37.0-percent increase from $29.7 million for the prior year. As a percent of sales EBITDA from continuing operations were 10.0 percent compared to last year's 7.6 percent.

     o Net earnings of $3.5 million, an increase of 169.0 percent from last year's $1.3 million.

     o Diluted earnings per share more than doubled on 2,215,000 more shares outstanding. Diluted EPS for the first quarter of 1999 and the first quarter of 1998 are after amortization of goodwill and other intangible assets of $.40 per share and $.30 per share, respectively.

Mr. Richard L. Bready, Chairman and Chief Executive Officer, said, "First-quarter results reflect the Company's ongoing ability to meld the internal growth of our core businesses with the synergies of our recent acquisitions. Given the adverse weather conditions during the quarter in certain parts of the country, we are pleased that the Company was still able to deliver strong operating results in all parts of the business. We also continue to make strides in improving business efficiencies. Our strategy for growth, overall strong U.S. economic conditions, and heavy activity in Nortek's markets give us confidence in a strong 1999 and beyond."

Operating results, due to the seasonal nature of Nortek's Windows, Doors and Siding Group, with its heavy concentration in the upper mid-west and northeast regions of the country, are normally lower in the first quarter of each year than the results expected in other quarters.


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In April,  1999 Nortek  announced it had agreed to acquire three businesses from
Caradon plc: Peachtree Doors and Windows, Thermal-Gard and Caradon Windows and Doors Canada. The Federal Trade Commission has terminated the waiting period under the Hart Scott Rodino Act with respect to this proposed acquisition and the acquisition is expected to close shortly.

Nortek is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. The Company offers a broad array of products for improving the environments where people live and work. Its products include range hoods and other spot ventilation products, heating and air conditioning systems, wood and vinyl windows and doors, vinyl siding products, indoor air quality systems, and specialty electronic products.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "intends," "plans," "estimates," or similar expressions are intended to identify these forward-looking statements. These statements are based on the Company's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include the availability and cost of certain raw materials (including among others steel, copper, packaging materials, plastic, resins, glass, wood and aluminum) and purchased components, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment, inflation, Y2K readiness, currency translation, consumer spending levels, operating in international economies, the rate of sales growth, price and product liability claims. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's reports and filings with the Securities and Exchange Commission.


                                # # #


                              - Page 3 -

                    NORTEK, INC. AND SUBSIDIARIES
       UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS
               (In Thousands except per share amounts)


                                           For the Three
                                            Months Ended
                                         April 3,  April 4,
                                           1999      1998
                                            (Unaudited)

Net sales.............................  $406,700   $392,468
                                        --------   --------

Cost of sales.........................   296,916    294,320
Selling, general and administrative
  expenses............................    77,383     75,561
Amortization of goodwill and
intangible assets.....................     4,784      2,894
                                         --------   --------
                                         379,083    372,775
                                         -------    -------
Operating earnings....................    27,617     19,693
Interest expense......................   (23,966)   (19,458)
Investment income.....................     2,849      2,265
                                         --------   -------
Earnings before provision for income
taxes.................................     6,500      2,500
Provision for income taxes............     3,000      1,200
                                        --------   --------
Net earnings.......................... $   3,500     $1,300
                                        ========   ========


Net earnings per share of common stock:
  Basic...............................      $.30       $.14
                                            ====       ====
  Diluted.............................      $.29       $.13
                                            ====       ====


Weighted average number of shares:
  Basic...............................    11,747      9,540
                                          =======    ======
  Diluted.............................    11,925      9,710
                                          =======    ======


EBITDA from continuing operations....   $ 40,658   $ 29,671
                                        ========   ========











The accompanying notes are an integral part of this unaudited condensed consolidated summary of operations.

                    NORTEK, INC. AND SUBSIDIARIES
   NOTES TO UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS


A. The unaudited condensed consolidated summary of operations for Nortek, Inc. and its subsidiaries ("the Company"), in the opinion of management, reflects all adjustments necessary for a fair statement of the periods presented. It is suggested that this unaudited condensed consolidated summary of operations be read in conjunction with the financial statements and the notes included in the Company's latest Annual Report on Form 10-K, and its latest Quarterly Report on Form 10-Q.

B. EBITDA from continuing operations is operating earnings plus depreciation and amortization expense (other than amortization of deferred debt expense and debt discount).

C. On July 31, 1998, the Company, through a wholly-owned subsidiary, purchased all of the issued and outstanding capital stock of NuTone Inc. ("NuTone"), a wholly owned subsidiary of Williams plc ("Williams") for an aggregate purchase price of $242,500,000 in cash plus approximately $5,500,000 in expenses and fees. The purchase price was funded through the use of the net proceeds from the sale of $210,000,000 principal amount of 8 7/8% Senior Notes due August 1, 2008 (the "8 7/8% Notes") at a slight discount, which occurred on July 31, 1998, in a private Rule 144A offering to qualified investors together with approximately $44,800,000 of the cash proceeds received from the Common Stock Offering as defined below.

D. The following presents the approximate unaudited Pro Forma net sales, depreciation and amortization expense (other than amortization of deferred debt expense and debt discount), operating earnings, earnings from continuing operations and diluted earnings from continuing operations per share of the Company for the three months ended April 4, 1998 and the year ended December 31, 1998 which gives pro forma effect to the sale of 2,182,500 shares of the Company's common stock in the second quarter of 1998 (the "Common Stock Offering"), the sale of the 8 7/8% Notes and the acquisition of NuTone on July 31, 1998, and reflects the estimated cost reductions directly attributable to the NuTone acquisition as described below as if such transactions had occurred on January 1, 1998. Pro forma operating results do not give pro forma effect to dispositions of businesses that occurred in 1998, the acquisition of Napco, Inc. which occurred on October 9, 1998 and acquisitions in 1999.


                                  Three Months   Year Ended
                                      Ended     December 31,
                                  April 4, 1998     1998
                                   (In thousands except per
                                        share amounts)
   Pro Forma
   Net sales....................    $442,000    $1,849,000
   Depreciation and amortization      12,200        47,400
   expense......................
   Operating earnings...........      23,000       142,500
   Earnings from continuing
   operations...................         500        31,400
   Diluted earnings from
   continuing
   operations per share.....           $ .04         $2.63

                          NORTEK, INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS
                                   (CONTINUED)


     At the date of the NuTone acquisition, the Company achieved cost reductions directly attributable to the acquisition from the elimination of fees and charges paid by NuTone to Williams and related entities. The unaudited Pro Forma operating earnings have been increased for the year ended December 31, 1998 and the three months ended April 4, 1998 by approximately $354,000 and $482,000, respectively. Subsequent to the NuTone acquisition, the Company expects to realize approximately $15,000,000 in unaudited estimated annual cost reductions ("NuTone Cost Reductions") that can be achieved as a result of integrating NuTone into the Company's operations. Pro forma earnings have not been increased for the NuTone Cost Reductions for the periods presented, except for NuTone Cost Reductions actually achieved since the date of acquisition. The NuTone Cost Reductions are estimates and actual savings achieved could differ materially. In computing the pro forma earnings, earnings have been reduced by interest expense on indebtedness incurred in connection with the acquisition. Earnings have also been reduced by amortization of goodwill and intangible assets and reflect net adjustments to depreciation expense as a result of an increase in the estimated fair market value of property and equipment and changes in depreciable lives. Interest expense was included on the 8 7/8% Notes at the applicable coupon rate plus amortization of deferred debt expense and debt discount, net of tax effect. The pro forma information presented does not purport to be indicative of the results which would have been reported if these transactions had occurred on January 1, 1998, or which may be reported in the future.

E. Net sales for the Company's principal segments for the three months ended April 3, 1999 and April 4, 1998 were as follows:

                                              Three Months Ended
                                             April 3,    April 4,
                                              1999        1998
                                                (In millions)

        Residential Building Products....     $154.3     $105.1
        Air Conditioning and Heating
          Products.......................      116.4      100.9
        Windows, Doors and Siding........      117.4       99.2
        Other............................       18.6       15.9
        Businesses Sold..................        ---       71.4
                                              ------     ------
                  Total..................     $406.7     $392.5
                                              ======     ======


     In the first quarter of 1999, acquisitions contributed approximately $68.6 million to net sales, of which approximately $48.1 million was in the Residential Building Products Segment, $1.8 million was in the Air Conditioning and Heating Products Segment and $18.7 million was in the Windows, Doors and Siding Segment.